Exhibit 99.1

CONTACT:	Sameer Gokhale (Investors) 513-534-2219 Larry Magnesen (Media) 513-534-8055	FOR IMMEDIATE RELEASE April 7, 2017

Philip R. McHugh Named Consumer Bank Head; Succeeds Chad Borton

Cincinnati – Fifth Third Bancorp (Nasdaq: FITB) announced today that Philip R. McHugh, executive vice president and head of Fifth Third Wealth and Asset Management, has been named to lead its Consumer Bank, comprised of Retail Banking, Mortgage, Auto Lending, Business Banking, Collections and Credit Centers. He will report to Greg Carmichael, president and chief executive officer.

McHugh replaces Chad Borton, who is leaving Fifth Third to become president of USAA Federal Savings Bank. Prior to Borton’s extensive banking career, he served as an active-duty U.S. Army officer. The USAA family of companies provides financial services to current and former members of the U.S. military and their families.

“I am confident that Phil McHugh will ably lead our Consumer Bank. Our deep bench of talented executives ensured that we had a strong successor to maintain our positive momentum,” said Carmichael. “While we are sorry to see Chad go, his new role at USAA fulfills a dream of leading an organization dedicated to serving the needs of military personnel, veterans and their families.”

McHugh has been with Fifth Third since 1986. Prior to assuming leadership of the Bank’s Wealth and Asset Management division, McHugh served as president of Fifth Third’s Louisville region and in a variety of commercial and trust roles.

“I am excited to take on this new role,” said McHugh. “I have a passion for serving our retail customers and coordinating efforts with our other lines of business to offer a comprehensive array of solutions.”

With this change, Ralph (Mike) Michael, executive vice president and regional president now will head Fifth Third’s Wealth and Asset Management division, in addition to regional responsibilities. He will continue to report to Chief Operating Officer Lars Anderson.

Michael joined Fifth Third in 2010 as president of Fifth Third Bank (Cincinnati) and subsequently assumed responsibility for the regional presidents who manage geographic markets across the Bank’s footprint. Over the course of his career, Michael has held a number of leadership positions in the insurance and banking industries.

Carmichael commented, “Mike has the right background to lead our Wealth and Asset Management business. We are pleased that he will leverage his considerable operational strengths in a business that is increasingly important to us.”

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About Fifth Third:

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of December 31, 2016, the Company had $142 billion in assets and operates 1,191 full-service Banking Centers, and 2,495 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Wealth & Asset Management. Fifth Third also has a 17.9% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2016, had $315 billion in assets under care, of which it managed $31 billion for individuals, corporations and not-for-profit organizations through its Trust and Brokerage businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

Copyright © 2017. Fifth Third Bank, Member FDIC, Equal Housing Lender, All Rights Reserved.

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